UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2025

uniQure N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-36294	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Paasheuvelweg 25a, 1105 BP Amsterdam, The Netherlands	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +31-20-240-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Ordinary Shares, par value €0.05 per share	QURE	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to Loan and Security Agreement with Hercules Capital

On September 22, 2025 (the “Closing Date”), uniQure N.V. (the “Company”) and certain of its affiliates entered into Amendment No. 3 to the Third Amended and Restated Loan and Security Agreement (the “Amendment”) with Hercules Capital, Inc. (“Hercules”), which amended certain terms of the Third Amended and Restated Loan and Security Agreement, dated December 15, 2021, by and among the Company, certain subsidiaries of the Company, and Hercules, as amended by that certain Amendment No. 1 to Third Amended and Restated Loan and Security Agreement, dated as of May 12, 2023 and Consent and Amendment No. 2 to Third Amended and Restated Loan and Security Agreement, dated as of June 28, 2024 (the “Existing Loan Agreement,” and the Existing Loan Agreement as amended by the Amendment, the “Loan Agreement”).

Pursuant to the Amendment, Hercules agreed to make additional term loans in the maximum aggregate amount of $175 million (the “2025 Term Loan”) to refinance the existing term loans under the Existing Loan Agreement (of which a principal amount of $50 million was outstanding as of the Closing Date) and for working capital and general corporate purposes. On the Closing Date, the Company drew down $50 million of the 2025 Term Loan for such refinancing. The Company may draw down (i) an additional $100 million of the 2025 Term Loan subject to the achievement of the Tranche 2 Milestone (as defined in the Loan Agreement) consisting of a requirement to raise more than $150 million prior to March 15, 2027, as well as the approval of a Biologics License Application as well as the approval of a Biologics License Application for AMT-130 prior to June 15, 2027 in a series of up to two advances of not less than $25 million each and (ii) an additional $25 million of the 2025 Term Loan in a single advance, subject to approval by the Hercules investment committee. Advances under the 2025 Term Loan bear interest at a rate equal to the greater of (i) 9.45% and (ii) the sum of the prime rate and 2.45%. The principal balance and all accrued but unpaid interest on advances under the 2025 Term Loan is due on October 1, 2030. Amortization under the Loan Agreement will occur in equal installments commencing in October 2028, and in October 2029 if the Tranche 2 Milestone is met. No amortization will occur if the Company meets or exceeds agreed to revenue targets related to AMT-130 prior to December 31, 2028. The Company may prepay all or part of the outstanding principal (but in an amount not less than $50 million unless the applicable outstanding amount of the 2025 Term Loan is less than $50 million at the time of prepayment), together with a prepayment charge of 1.50% if paid within the first thirty (30) months following the Closing Date, and thereafter, a prepayment charge of 0.75%.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1+	Amendment No. 3 to Third Amended and Restated Loan and Security Agreement, dated of September 22, 2025, by and among uniQure biopharma, B.V., uniQure, Inc., uniQure IP B.V., the Company and Hercules Capital, Inc.

104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

+ Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIQURE N.V.

Date: September 24, 2025	By:	/s/ JEANNETTE POTTS
Jeannette Potts
Chief Legal and Compliance Officer